Exhibit 99.1

FOR IMMEDIATE RELEASE March 1, 2006	NEWS OTCBB: LFLT
DR. JOE M. McCORD JOINS LIFELINE THERAPEUTICS, INC.
BOARD OF DIRECTORS
DENVER, Colorado — Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, today announced that Dr. Joe McCord has been named to its Board of Directors. Dr. McCord is the Company’s Director of Science and has been instrumental in research studies of the Company’s product, Protandim®.
“Having Dr. McCord join the Company’s Board of Directors is a testament to Dr. McCord’s dedication to the science of oxidative stress, as well as to Lifeline’s commitment to evidence based products”, said Stephen K. Onody, Chief Executive Officer.
Dr. McCord and Dr. Irwin Fridovich discovered superoxide dismutase (SOD) in 1969. For this work, Drs. McCord and Fridovich received the Elliot Cresson Medal of the Franklin Institute. Previous recipients of the award, founded in 1848, include Alexander Graham Bell, Orville Wright, Henry Ford, Wernher von Braun, Pierre and Marie Curie, and Andrei Sakharov. Dr. McCord currently serves as Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado at Denver and Health Sciences Center (UCDHSC). Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health (ISANH). He chaired the Third International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, held at the Institut Pasteur in Paris in 2004, as well as earlier conferences in the series. Dr. McCord has published articles in many scientific journals, including the New England Journal of Medicine. As a co-discoverer of SOD and author of numerous studies and articles on SOD, Dr. McCord is a highly regarded expert in the field.
About Lifeline Therapeutics
Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Protandim® product website at http://www.protandim.com.
Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.
Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.
CONTACT:

Lifeline Therapeutics Inc
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700